Exhibit 99.1

Donald W. Morgan	December 22, 2004
10791 Inspiration Circle
Dublin, CA 94568

Dear Donald:

I am pleased to extend an offer of employment as Vice President & Chief Financial Officer of RAE Systems Inc. Your salary will be $7692.30 biweekly, or $200,000 if annualized. In addition, you will be eligible to participate in an executive incentive plan that may provide additional cash compensation. For 2005, your on-target bonus will be 25% of base salary. Your actual bonus will be proportional to performance against individual and corporate objectives, to be agreed upon by January 31, 2005. For future years, you will be eligible for whatever incentive-based executive compensations plans are approved by the Board for the Company’s senior executives.

As a regular employee, you will be eligible for the standard employee benefits accorded to other regular employees. Your start date will be a January 1, 2005.

Subject to the approval of the Board of Directors, you will be granted the option to purchase 100,000 shares of company stock at the Fair Market Value (FMV) on the date of Board approval. The terms of this grant, which are specified in the Company’s stock option plan, include a vesting period of four years beginning with the date of hire, with one-fourth of the shares subject to the option vesting twelve months from the date of hire and the remaining shares vesting ratably at the rate of 1/48 for each full month of your service.

This position and all other positions at the company are intended to be “at will” positions under California law and can be terminated with or without cause and with or without notice at any time by either you or the company.

Under Federal law, employers are required to verify within 3 days a new employee’s identity and authorization to work in the United States. When a start date is determined, please bring documents that will enable the company to comply with this legal requirement. We will also expect you to sign the Company’s standard confidentiality and non-disclosure agreements.

If you have any questions, please feel free to contact me at 408 585 3501, or Kate Lee, RAE Systems’ Director of Human Resources, at 408 585 3517.

Sincerely.

/s/ Robert I. Chen
Robert I. Chen
President & Chief Executive Officer

Accepted	/s/ Donald M. Morgan	Date	December 22, 2004